WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                         Omaha, Nebraska  68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                          Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


WERNER ENTERPRISES ANNOUNCES 4 FOR 3 SPLIT OF THE COMPANY'S COMMON STOCK

Omaha, Nebraska, February 11, 2002:
-----------------------------------

      Werner Enterprises, Inc. (Nasdaq: WERN-news), one of the nation's largest truckload transportation companies, announced today that its Board of Directors has declared a four for three split of the Company's common stock effected in the form of a 33 1/3 percent stock dividend. The stock dividend will be payable on or about March 14, 2002 to stockholders of record at the close of business on February 25, 2002. Based on the number of diluted shares at December 31, 2001, the Company's diluted shares will increase from approximately 49 million to approximately 65 million. No fractional shares of common stock will be issued in connection with the stock split. Stockholders entitled to fractional shares will receive a proportional cash payment (after giving effect to the stock split) based on the closing price of a share of common stock on February 25, 2002. If a stockholder is contemplating a trade of stock from the record date to the payable date, he or she should consult his or her stockbroker as to entitlement of the split shares.

       Werner Enterprises is a full-service transportation company providing truckload services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload carriers with a fleet of 7,775 trucks and 19,775 trailers as of December 31, 2001.

     Werner Enterprises, Inc. common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com.